Exhibit 10.1

August 5, 2026

Re: Offer of Employment

Dear Lionel F. Conacher,

CMRG Apparel, LLC (referred to herein as the “Company”) is pleased to extend this offer of employment to you as Interim Chief Executive Officer and Principal Executive Officer of the Company (the “Interim CEO”) beginning on August 12, 2026 (“Commencement Date”), under the following terms and conditions:

At-Will Employment. By accepting a position with the Company, you acknowledge that your employment is on an at-will basis and for an unspecified duration. Neither this offer letter, nor any other verbal representations, confer any right to continuing employment. Either you or the Company may terminate your employment relationship at any time, with or without cause, provided that other than in the event of a termination by the Company with Justifiable Cause (as defined in the Equity Plan, as defined below), each party shall provide the other party with thirty (30) days’ advance written notice. Your at-will employment status can only be changed in a written agreement signed by the Lead Independent Director of the Board of Directors of the Company (the “Board”).

Reporting Structure & Primary Responsibilities. You will report to the Board. Your primary responsibilities will be to serve as Interim CEO. In such capacity, you will perform the customary duties and have the customary responsibilities of such position and such other duties that are customary for such position as may be assigned to you from time to time by the Board. While serving in such position, you will remain eligible to continue your service as a member of the Board, and, if elected, to serve as Chairman of the Board.

Time Commitment. You will devote such time and attention to the Company's affairs as is necessary to perform the duties and responsibilities set forth herein, which shall be your primary business focus during your period of employment. You shall conduct all activities in a manner as to maintain and promote the mission and values of the Company.

Compensation.

Base Salary

While serving as Interim CEO, your base salary will be $80,000.00 per month, prorated for any partial month of employment, paid to you on a bi-weekly basis.

Share Grants

While serving as Interim CEO, you will receive additional monthly compensation of $15,000.00 for each month starting with the Commencement Date and on each monthly anniversary date thereafter (each a “Grant Date”). This compensation will be paid in the form of fully vested Shares

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(as defined in the Destination XL Group, Inc. Second Amended and Restated 2016 Incentive Compensation Plan, or any successor plan (the “Equity Plan”)) issued pursuant to, and subject to the terms of, the Equity Plan (each, a “Share Grant”). The number of Shares granted for a given month will be calculated by dividing $15,000.00 by the closing price of the Shares on the business day immediately prior to the Grant Date, rounded down to the nearest whole Share. All Share Grants remain subject to the terms of the Equity Plan and any Company clawback or recoupment policy then in effect.

Benefits

While serving as Interim CEO, you will be eligible to participate in the Company’s (or an affiliate’s) health, welfare, and retirement benefit plans generally made available to similarly situated members of the Company’s senior leadership team, subject to and in accordance with the terms of those plans, as they may be amended or terminated from time to time. The Company will also reimburse you for reasonable, documented business travel and lodging expenses incurred in connection with any business required travel, including the above-described travel to and from the Location, in accordance with the Company’s expense reimbursement policy. The Company will treat any such reimbursement as taxable compensation to the extent it deems necessary to comply with applicable law.

Withholding

All payments, Share Grants and benefits are subject to payroll deductions and any or all required withholdings.

Director Fees

While serving as Interim CEO, you will not be eligible to earn any additional fees for serving as a member of the Board and you will not be eligible to participate in any Company or affiliate plans or programs offered to solely nonemployee director members of the Board.

Incentive Plans

While serving as Interim CEO, and except for the Share Grants described above, you will not be eligible to participate in any incentive compensation or equity plans sponsored by the Company or any affiliate notwithstanding any plan terms to the contrary. By signing this offer letter, you explicitly waive the right to participate in any incentive compensation or equity plans sponsored by the Company or any affiliate (other than the Share Grants).

Clawback. All compensation and equity payable to you under this offer letter is subject to reduction, cancellation, forfeiture, or recoupment to the extent required by applicable law, applicable stock exchange listing standards, or any Company (or affiliate) clawback or recoupment policy in effect from time to time, as such policy may be amended.

Post-Separation Pay/Severance. Upon termination of employment, you will be entitled to (i) any base salary or Share Grants earned but unpaid through your termination date and (ii)

reimbursement of outstanding business expenses properly incurred in accordance with Company policy. You will not be entitled to any severance or other post-termination payments or benefits, regardless of the reason for your termination, including in connection with a change in control of the Company.

Directors and Officers Liability Insurance Coverage. The Company will maintain directors and officers liability insurance coverage (which shall include employment practices liability coverage) in a commercially reasonable amount, consistent with prior practice, to indemnify you from any claims made against you in your capacity as Interim CEO and a director, as applicable, and for a period of time following the termination of your employment as Interim CEO or service as a director up to the statute of limitations for any claim that may be asserted against you in such capacity, in each case subject to the terms, conditions, and limitations of the applicable insurance policy.

Outside Activities. You may participate in other outside business, charitable, family, personal and/or civic activities, provided that such activities are not inconsistent with your duties as Interim CEO and will not be disadvantageous to the Company. Specifically, you may continue to serve on the outside public, private, and charitable boards on which you currently serve. You must receive permission from the Lead Independent Director to serve on any new public or private company boards and, if such permission is granted, will not serve as chairman of the board or chairman of the audit committee of such company. The Board’s current policy is to permit the Chief Executive Officer of the Company to serve on one outside public company board.

Representations. This letter confirms your representation to us that (i) you are not a party to any employment agreement or other contract or arrangement which prohibits your full-time employment with the Company, and (ii) you do not know of any conflict that would restrict your employment with the Company.

Confidentiality. You acknowledge that during the period of your employment with the Company, you have developed and/or will develop, and have had and/or will have access to, Confidential Information which is valuable to the Company and not generally known to the public or the Company’s competitors, but has been developed, acquired or compiled by the Company at its great effort and expense. “Confidential Information” shall mean data and information, regardless in what form, relating to the business of the Company, of which you become aware because of your employment with the Company, not generally known to competitors of the Company or the public, and the unauthorized acquisition, disclosure, or use of which may result in substantial harm to the Company, including: (a) trade secrets; (b) intellectual property, inventions, innovations, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, methods, analyses, drawings, reports, writings, designs and techniques, and all similar or related information which relates to the Company’s actual or anticipated business, research and development, or existing or future products or services (hereinafter collectively referred to as “Inventions”); (c) current, former or prospective customer lists, customer, supplier, consultant and vendor contacts or requirements, mailing lists, pricing lists and structures, cost structures, preferences, needs, requirements, purchasing histories, and terms or proposed terms upon which the Company offers or may offer its services to customers, and other information regarding current, former or prospective customers; (d) the identity of and terms or proposed terms upon which the Company does or may do business with vendors, licensees, business partners, and suppliers; (e) plans for research, development, services, marketing, business plans, budgets, methods of administration, unpublished financial statements, licenses, prices and costs, and any other current and long term plans of the Company; (f) sales methodologies, marketing techniques, templates, resources, techniques, tactics, tracking forms and checklists; (g) lists of personnel, independent contractors and consultants and of their compensation and contact information; and (h) other information that is marked or identified as confidential or proprietary. You acknowledge and agree that your disclosing, divulging, revealing or other use of any such Confidential Information, other than in connection with the Company’s business, can be highly detrimental to the business of the Company and serious loss of business and pecuniary damage may result therefrom. Accordingly, at all times during your employment and thereafter, you agree that you will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Confidential Information whether contained in your memory or embodied in writing or other physical form, except as such disclosure, use or publication may be required in connection with your work for the Company, or unless an officer of the Company expressly authorizes such in writing. Disclosure includes forwarding Confidential Information to a personal e-mail address and/or uploading such information onto any social media platform. You agree that you will obtain the Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that incorporates any Confidential Information. You hereby assign to the Company any rights you may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole property of the Company and its assigns. You agree that at no time during or after your employment with the Company will you use any of the Company’s trade secrets to compete with the Company including to solicit any personnel or customer of the Company to compete with the Company. You understand and acknowledge that nothing in this Agreement prohibits you from disclosing or discussing your compensation or working conditions with anyone, nor does it prohibit you from reporting to a governmental authority anything that you suspect may be a violation of law or unsafe working condition, nor does it prohibit you from disclosing or discussing any information governed by the provisions of California Labor Code sections 96(k), 232, 232.5, 1102.5, or 1197.5(k)(1), and California Government Code section 12964.5. You understand and acknowledge that nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

The obligations regarding the Confidential Information hereunder shall not apply to Confidential Information which becomes publicly known through no fault of your own or another person’s breach of confidentiality obligation. The obligation not to disclose Confidential Information shall not preclude compliance with a lawful request of any regulatory authority responsible for the regulation of any party or pursuant to the subpoena power of any court, tribunal, regulatory authority, or other body so empowered, provided that the parties shall avail themselves of any rules and regulations of that regulatory authority or other body in order to keep Confidential Information non-disclosed. You agree that if disclosure of Confidential Information is compelled by law, you will give the Company as much written notice as possible under the circumstances, will refrain from use or disclosure for as long as the law allows, and will cooperate with the Company to protect such information, including taking every reasonable step to protect against unnecessary disclosure. Notice should be given to the Company’s General Counsel. Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Non-Disparagement. Except as otherwise required by law, including providing truthful testimony, including opinion testimony, about the other in any legitimate legal proceeding or investigation (including depositions), you covenant and agree that during the course of your employment by the Company and at any time thereafter, you will not, directly or indirectly, in public or private, willfully deprecate, impugn, disparage, or make any remarks that would tend to or be construed to tend to defame the other, its products or services, or any of its officers, directors, employees, relatives, affiliates or agents; nor will you assist any other person, firm or entity in so doing. You agree that you will use your best efforts to encourage other members of the senior executive team of the Company and the Board to comply with such similar non-disparagement obligations to which they are subject.

Cooperation. Following the termination of your employment for any reason and subject to other obligations which you may have at such time, you agree to reasonably cooperate with the Company, at the Company’s request and expense, in connection with any internal investigation, litigation, regulatory matter, or transition of your duties and responsibilities and you agree to prioritize the Company's reasonable requests where feasible and to provide reasonable notice if a conflict arises.

Entire Agreement. This offer letter sets forth the entire understanding between the parties concerning the matters addressed herein. This offer letter supersedes all prior agreements, understandings, warranties, or representations on the subject matter hereof. You affirm that in accepting employment with the Company you do not rely upon any statements, promises, assurances, or representations other than what is set forth in this letter.

Section 409A. Although the Company does not guarantee the tax treatment of any payments and benefits under this offer letter, the intent of the Company is that the payments and benefits under this offer letter be exempt from, or comply with, Section 409A of the Internal Revenue Code and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”), and to the maximum extent permitted, this offer letter shall be limited, construed, and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, personnel, or agents be liable for any additional tax, interest, or penalties that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this offer letter to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Notwithstanding any other provision of this offer letter to the contrary, if at the time of your separation from service (as defined in Code Section 409A), you are a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).

Governing Law. This Agreement is made in California and California law shall govern its interpretation and enforcement. Any modification of this agreement must be made in writing and signed by you and the Company’s Lead Independent Director.

If this offer of employment is acceptable to you and correctly sets forth our mutual understanding and agreement, please sign the enclosed copy of this letter in the space provided and return it to Stacey A. Jones, CHRO.

Sincerely,

/s/ Peter H. Stratton, Jr.
Peter H. Stratton, Jr., EVP, CFO and Treasurer

Agreed to and Accepted by:	/s/ Lionel F. Conacher	08/05/2026
	Lionel F. Conacher	Date: